TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT is made as of the __ day of July 2007 (the "Termination Date") by and between Mobiform Software, Inc., a Delaware corporation with a principal office for doing business at 1255 N Vantage Point Drive (Suite A), Crystal River, Florida 34429 (the "Company") and Francis V. Lorenzo residing at 254 Main Street, Emerson, NJ 07630 ("Executive").

WHEREAS, the Company, through its subsidiary Mobiform Software, Ltd., and the Executive entered into an Employment Agreement dated April 1, 2006 which was assigned to the Company and amended on March 31, 2007 (as amended, the "Employment Agreement"); and

WHEREAS, the parties desire to terminate the Employment Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration and the mutual covenants contained herein, the Company and the Executive agree as follows:

1. EMPLOYMENT AGREEMENT TERMINATED. Except for those provisions set forth herein which shall survive this.Termination Agreement, the Executive and the Company agree that effective the close of business on July 31, 2007 (the "Effective Date") the Employment Agreement shall be terminated and no longer have any force or effect.

2. COMPANY'S OBLIGATONS. . Upon the execution of this Termination Agreement, the Company shall be obligated to (i) pay the Executive on July 27, 2007 his full salary for the month of July consistent with past payroll practices; (ii) pay the Executive $40,000 on August 1, 2007 as consideration for the Executive agreeing to terminate the Employment Agreement; and (iii) reimburse Executive for his reasonable documented expenses for the month of July consistent with past practices. Except for the warrants that Executive shall be entitled to retain as set forth below and as otherwise set forth below, the foregoing payments are in full settlement of any and all salaries due, vacation pay, sick pay and/or severance pay.

3. EXECUTIVE TO CONTINUE AS A DIRECTOR. Anything to the contrary herein notwithstanding, the Executive shall continue in his capacity as a Director of the Company until such time as the Company has a Board of Directors consisting of three (3) persons, not including the Executive, at which time, at the request of the Company and/or at the discretion of the Executive, he may resign The Executive, while a member of the Board of Directors and thereafter, shall be entitled to be reimbursed for travel and other business related expenses when attending Board of Directors' meetings or conducting Company business at the request of the Company.

4. COMMON STOCK PURCHASE WARRANTS. Anything to the contrary nothwithstanding set forth in the respective warrants described below, including the fact that Executive will no longer be an employee of the Company, the Company agrees that Executive shall nevertheless (i) retain all rights to the Warrants issued to him as of April 1, 2006 pursuant

to which warrants to purchase 1,000,000 shares have vested and warrants to purchase 500,000 shares vest on October 1, 2007 and warrants to purchase 500,000 shares vest on April 1, 2008; and (ii) retain all rights to the Warrants issued to him pursuant to the terms of his Amended Employment Agreement dated as of March 31, 2007 pursuant to which he was granted warrants to purchase 2,500,000 which vest in the following amounts on the following dates: 625,000 on October 1, 2007; 625,000 on April 1, 2008; 625,000 on October 1, 2008; and 625,000 on April 1, 2009.

5. ADDITIONAL AGREEMENTS. At the request of the Company, Executive will continue to assist the Company and in conjunction therewith will (i) work with the Company's accountants on its audits; (ii) work with the Company's legal counsel relating to the Company's SEC filings; (iii) assist the Company with the implementation of stock option plans (iv) work with Company personnel on shareholder communications, , press releases, strategic partnering, business plans, additional financings, acquisitions, warrant exercises and other related capital markets issues..

6. CONTINUED OBLIGATONS OF THE EXECURIVE. Executive agrees that while he is a Director and thereafter, he shall, when requested by the Company, fully cooperate with the Company or any affiliate in effecting a smooth transition of Executive's responsibilities to others. Executive will promptly and fully cooperate with the Company or any affiliate and its representatives in any dispute, litigation, arbitration, administrative or similar proceeding with respect to claims arising from events occurring or alleged to have occurred during her employment with the Company. If the Executive is contacted as a potential witness to any claim or in any litigation involving the Company, the Executive will notify the Company of any such contact or request within two (2) days after learning of it and will permit the Company to take all steps it deems to be appropriate, if any, to prevent the Executive's involvement, or to be present during any such discussions. This section does not prohibit the Executive's participation as a witness to the extent otherwise legally required, but does require that the Executive provide the Company with notice and the opportunity to object and/or participate. Before the Executive discloses any Company information or engages in any other activity that could possibly violate this Termination Agreement, the Executive shall discuss Executive's proposed actions with the Company's legal counsel, Gerald A. Adler of Guzov Ofsink, LLC, who will advise the Executive in writing whether the proposed actions would violate this Termination Agreement.

7. RELEASE.

(a) Subject to the Executive's right to receive the benefits set forth in Section 2 above and to exercise his Warrants set forth in Section 4 above, and subject to Executive's rights to enforce the terms of this Termination Agreement, Executive knowingly and voluntarily releases and forever discharges the Company, its subsidiaries, its affiliates, subsidiaries, divisions, successors and assigns, and their current and former partners, affiliates, owners, agents, officers, directors, employees, attorneys, successors and assigns, individually and in their corporate capacities ("Releasees"), of and from any and all claims that are employment related known or unknown, that Executive, her heirs, executors, administrators, successors and assigns, have or may have as of the Termination Date.

(b) Subject to the Company's rights to enforce this Termination Agreement, the Company knowingly and voluntarily releases and forever discharges the Executive, of and from any and all claims known to the Company, that the Company or its successors and assigns, have or may have as of the Termination Date. This release includes any and all claims known to the Company that might exist at the Termination Date. These rights and claims do not include any rights or claims which arise after the Termination Date or any rights or claims to enforce this Termination Agreement.

8. GENERAL

(a) Other than as set forth herein, this Termination Agreement contains the entire agreement of the Company with the Executive and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to Executive's employment with Company and its termination and all related matters, including the Employment Agreement except for those provisions which the parties have agreed shall survive. The parties further agree that no amendment or modification of this Termination Agreement shall be valid or binding upon wither of them unless made in writing and signed by both of the parties hereto.

(b) This Termination Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective heirs, representatives, successors, transferees and assigns forever. This Termination Agreement shall not be assignable by the Executive but shall be freely assignable by the Company, provided that any assignment by the Company shall expressly provide that (i) the assignee affirmatively assumes all the obligations, duties and responsibilities imposed upon the Company pursuant to this Termination Agreement and (ii) the Company is not in any manner relieved of any such obligations, duties or responsibilities hereunder.

(c) The Company and the Executive intend for every provision of the Termination Agreement to be fully enforceable. If a court with jurisdiction of this Termination Agreement determines that all or part of any provision of this Termination Agreement is unenforceable for any reason, the Company and the Executive intend for each remaining provision and part to be fully enforceable as though the unenforceable provision or part had not been included in this Termination Agreement.

(d) This Termination Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws principles thereof.

(e) This Termination Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

9. EXECUTIVE'S FULL REVIEW. Executive acknowledges that he has read this entire Termination Agreement, that he fully understands its meaning and effect, that his counsel, if any, has answered any questions he may have, that no promises or representations have been made to him by any person to induce him to enter into this Termination Agreement other than the express

terms set forth herein, and that he has voluntarily signed this Termination Agreement.

IN WITNESS WHEREOF, Executive and a duly authorized representative of the Company have signed this Termination Agreement to be effective as provided herein.

MOBIFORM SOFTWARE, INC.

By: /s/ Ronald DeSerranno____
Ronald DeSerranno
President

(EXECUTIVE)

/s/ Francis V. Lorenzo____________
Francis V. Lorenzo